Exhibit 99.1

News AnnouncementFor Immediate Release

PEAK RESORTS COMPLETES ACQUISITION OF SNOW TIME

Adds Three Popular Pennsylvania Resorts to
Growing Northeast Portfolio

Snow Time Season Pass Upgrade Results Demonstrate
the Strong Appeal of the Unlimited Peak Pass

Wildwood, Missouri – November 26, 2018 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, announced today that it has completed its previously announced acquisition of Snow Time, Inc. (“Snow Time”). Pursuant to the terms of the transaction, Peak Resorts paid approximately $70 million in cash consideration to Snow Time and issued approximately 1.18 million shares of its common stock to Snow Time’s shareholders at a price of $5.07 per share, for total consideration of approximately $76.0 million. Financing for the cash portion of the purchase price consists of: a $50 million, two-year senior secured term loan from CAP 1 LLC, which will accrue interest at an annual rate of 6.95% and carry no prepayment penalty; and $20 million in proceeds from the sale of 20,000 shares of Series A cumulative convertible preferred stock and issuance of accompanying warrants to CAP 1 LLC pursuant to an existing securities purchase agreement.

The Company also announced today that through October 31, 2018, Snow Time pass sales increased by approximately 20% on a unit basis and by approximately 19% on a revenue basis, compared to the prior year. Approximately 27% of Snow Time season pass holders took advantage of the Company’s buy-up offer and upgraded to the Peak Pass.

“We are delighted to kick off the winter season by welcoming Liberty, Whitetail and Roundtop to the Peak Resorts family following the completion of our acquisition of Snow Time,” said Timothy D. Boyd, President and Chief Executive Officer of Peak Resorts. “Our entire team is excited to begin working with the Naylor family’s three beautiful resorts as we look to build on their legacy and further elevate the guest experience while introducing the Peak Pass and our other resorts to skiers across the Mid-Atlantic. The addition of the Snow Time properties to our growing portfolio of Northeast and Midwest operations further expands our reach into the affluent and densely populated Baltimore and Washington D.C. markets and provides our customers in the Northeast with three new complementary and conveniently located mountains where they can ski and ride as well as enjoy a four season resort experience.

“We have also seen strong acceptance for the Peak Pass as demonstrated by the 27% of Snow Time pass holders who elected to trade-up to our unlimited pass offering through October 31. We are very pleased that Snow Time’s season pass holders are upgrading to the Peak Pass at such healthy levels, reflecting what we believe is their excitement to have an opportunity to ski at their home resort while also exploring the Catskills in New York, the Green Mountains in Vermont and the White Mountains in New Hampshire. Since introducing the Peak Pass, our goal has been to provide an unlimited pass for all ages that offers unmatched value for guests who live within driving distance of our resorts and visit us

Exhibit 99.1

frequently throughout the season. We believe this goal is a key driver of our success and we look forward to a great 2018/2019 ski season.”

The acquisition of Snow Time expands Peak Resorts’ portfolio to 17 resorts across the Northeast and Midwest through the addition of three ski resorts in Pennsylvania – Liberty Mountain Resort, Whitetail Resort and Roundtop Mountain Resort – which are within driving distance of the Baltimore-Washington D.C. market, a metropolitan region that comprises nearly 10 million people. Snow Time’s three resorts welcomed more than 600,000 visitors during the 2017/2018 ski season and offer a combined 65 trails, more than 325 skiable acres, and an average of approximately 700 vertical feet of terrain. Through the transaction, Peak Resorts now operates two 18-hole golf courses, a 115-room hotel and 22,000 square foot conference center at Liberty Mountain Resort, and more than 20 food and beverage locations across the three acquired Snow Time properties.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 17 ski resorts primarily located in the Northeast and Midwest, 16 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Baltimore, Washington D.C., Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, and mountain biking, golf and other summer activities. To learn more, visit the company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release include, without limitation, statements related to: the expected impact of the acquisition of Snow Time on the Company’s overall business, operations and results of operations; expectations regarding the sustained effect of the acquisition on the Company’s season pass sales; and the realization of anticipated cost and operating synergies. These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: risks associated with acquisitions generally; failure to retain key management and employees; issues or delays in the successful integration of the Snow Time operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018.   Actual results could differ materially from those projected in the forward-looking statements.

Exhibit 99.1

The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

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